                                                                  Exhibit (2)(c)
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                                                                  EXECUTION COPY

                    STOCK OPTION AGREEMENT dated as of April 26, 1999, between
               FORE SYSTEMS, INC., a Delaware corporation ("Issuer"), and GEC
                                                            ------
               ACQUISITION CORP., a Delaware corporation ("Grantee").
                                                           -------


          WHEREAS, concurrently with the execution and delivery of this Agreement, Issuer, Grantee and GEC Incorporated ("Parent") have entered into an
                                                  ------
Agreement and Plan of Merger (as the same may be amended or supplemented, the

"Merger Agreement"; terms used but not defined herein have the meanings set
-----------------
forth in the Merger Agreement), providing for, among other things, the merger of Grantee with and into Issuer whereby Issuer will be the surviving corporation and will be a wholly owned subsidiary of Parent; and

          WHEREAS, as a condition and inducement to Grantee's and Parent's willingness to enter into the Merger Agreement, Grantee and Parent have requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).


          NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 1.  Grant of Option.  Subject to the terms and conditions set
                      ----------------
forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 23,187,340 (as adjusted as set forth herein) shares
 ------
(the "Option Shares") of Common Stock, par value $.01 per share ("Issuer Common
      -------------                                               -------------
Stock"), of Issuer at a purchase price of $35.00 (as adjusted as set forth
-----
herein) per Option Share (the "Purchase Price"); provided, however, that in no
                               --------------    --------  -------
event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock.

          SECTION 2.  Exercise of Option.  (a)  Grantee may exercise the Option,
                      -------------------
with respect to any of or all the Option Shares at any time or from time to time, subject to the provisions of Section 2(c), (i) after the occurrence of any event as a result of which the Grantee is entitled (without any further contingencies) to receive a Termination Fee pursuant to the terms of the Merger Agreement (a "Purchase Event") and (ii) following Grantee's acceptance of shares
              --------------
of Issuer Common Stock for payment pursuant to the Offer, to the extent the effect of such exercise would result in Parent owning, directly or indirectly, immediately
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                                                                               2

after such exercise 90% of the then outstanding shares of Issuer
Common Stock (a "Top Up Event"); provided, however, that (i) except as provided
                 ------------    --------  -------
in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 15 months after the occurrence of a Purchase Event (including any Purchase Event occurring after termination of the Merger Agreement), and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of any Purchase Event, unless, in the case of this clause (C), Grantee is or may be entitled to receive a Termination Fee under the Merger Agreement following such termination pursuant to Section 9.05(b)(i) (but only to the extent the Merger Agreement was terminated pursuant to Section 9.01(e)(iv) thereof), 9.05(b)(ii) or 9.05(b)(iii) of the Merger Agreement, in which case the Option shall not terminate pursuant to this clause (C) until Grantee could no longer under any circumstances become entitled to receive a Termination Fee. Any purchase of Option Shares upon exercise of the Option shall be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications or authorizations (the "Regulatory Approvals"),
                                                         --------------------
the failure of which to have obtained or made would have the effect of making the issuance of Option Shares unlawful. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder that by their terms do not terminate or expire prior to or as of such termination.

          (b)  The exercise of the Option shall be effected by Grantee sending to Issuer a written notice (an "Exercise Notice"; the date of which being herein
                                ---------------
referred to as the "Notice Date") to that effect.  An Exercise Notice shall
                    -----------
specify the number of Option Shares Grantee wishes to purchase pursuant to this
Section 2(b), whether such exercise is the result of a Purchase Event or a Top
Up Event, the denominations of the certificate or certificates evidencing the Option Shares that Grantee wishes to purchase pursuant to this Section 2(b) and a date (subject to obtaining applicable Regulatory Approvals) not earlier than three business days from the Notice Date for the closing of such purchase (the "Option Closing Date"). Any Option Closing will be at the offices of Cravath,
--------------------
Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. (New York City time) on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of Section 2(a).
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                                                                               3

          (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable Laws and Regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable Laws and Regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable best efforts to assist Grantee in seeking the Regulatory Approvals.

          SECTION 3.  Payment and Delivery of Certificates. (a)  At any Option
                      -------------------------------------
Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing Date.

          (b) At any Option Closing Date, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing Date, which Option Shares shall be free and clear of all Liens.

          (c) Certificates for the Option Shares delivered at an Option Closing Date shall have typed or printed thereon a restrictive legend, which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act upon
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                                                                               4

receipt of an opinion of counsel to such effect in form and substance reasonably satisfactory to Issuer and its counsel or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

          SECTION 4.  Cash-Out Right.  (a)  To the extent the exercise of this
                      ---------------
Option is the result of a Purchase Event, during the period commencing on such Purchase Event and ending on the termination of the Option in accordance with
Section 2, Grantee shall have the right (the "Cash-Out Right"), in lieu of
                                              --------------
exercising the Option, to surrender to Issuer for cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Cash-Out Notice (as hereinafter defined) in exchange for the payment by Issuer of an amount in cash (the "Cash-Out Amount") equal to the greater of (i) $0.05 per
                     ---------------
Option Share the subject of such Exercise Notice and (ii) such number of Option Shares multiplied by the amount by which (A) the average closing price, for the ten trading days commencing on the 12th trading day immediately preceding the Cash-Out Notice Date (as hereinafter defined), per share of Issuer Common Stock as quoted on the Nasdaq National Market (the "NASDAQ"), as reported in The Wall
                                              ------                   --------
Street Journal (Northeast edition), or, if not reported thereby, any other
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authoritative source (the "Closing Price") exceeds (B) the Purchase Price.
                           -------------

          (b) The Cash-Out Right may be exercised by Grantee sending to Issuer a written notice (a "Cash-Out Notice"; the date of which being herein referred
                     ---------------
to as the "Cash-Out Notice Date") indicating Grantee's election to exercise the
           --------------------
Cash-Out Right. A Cash-Out Notice shall specify the number of Option Shares covered by the portion of the Option to be surrendered to Issuer for cancellation and a date not earlier than three business days from the Cash-Out Notice Date for the closing of such cancellation and payment of the Cash-Out Amount in respect thereof. Such closing will be at an agreed location and time in New York, New York, on the date so specified. At such closing, Issuer shall pay to Grantee the Cash-Out Amount in immediately available funds by wire transfer to a bank account designated in writing by Grantee.

          (c) Notwithstanding the termination of the Option, Grantee shall be entitled to exercise its rights under this Section 4 if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.
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                                                                               5

          SECTION 5.  Profit Limitations.  (a)  Notwith-standing any other
                      -------------------
provision of this Agreement, to the extent the exercise of this Option is the result of a Purchase Event, in no event shall the Total Option Profit (as hereinafter defined) exceed, when aggregated with the Termination Fee, in the aggregate $135 million and, if any payment to be made to Grantee otherwise would cause such aggregate amount to be exceeded, the Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that the Total Option Profit, when aggregated with such Termination Fee so paid to Grantee, shall not exceed $135 million after taking into account the foregoing actions, plus an additional amount, not in excess of $22.5 million, as reimbursement for out-of-pocket fees and expenses incurred by Parent, Purchaser or their respective Affiliates in connection with the Transactions, including all fees and expenses of their counsel, accountants, investment bankers, experts and consultants (collectively "Expenses").
                                                           --------

          (b) Notwithstanding any other provision of this Agreement, to the extent the exercise of this Option is the result of a Purchase Event, this Option may not be exercised for a number of shares of Issuer Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which would exceed, when aggregated with the Termination Fee, in the aggregate $135 million, plus an additional amount, not in excess of $22.5 million, as reimbursement for Expenses, and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to such exercise, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee,
(iii) pay cash to the Issuer, or (iv) any combination thereof, so that the Notional Total Option Profit, when aggregated with such Termination Fee so paid to Grantee shall not exceed $135 million after taking into account the foregoing actions, plus an additional amount, not in excess of $22.5 million, as reimbursement for Expenses; provided, however, that this paragraph (b) shall not
                            --------  -------
be construed as to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

          (c) As used herein, the term "Total Option Profit" shall mean the
                                        -------------------
aggregate amount (before taxes) of the following: (i) any Cash-Out Amount received or then entitled to be received by Grantee pursuant to Section 4, (ii)
(x) the net consideration, if any, received by Grantee
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                                                                               6

pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) purchased by Grantee pursuant to an exercise of this Option following a Purchase Event to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the Purchase Price and any cash paid by Grantee to Issuer pursuant to
----
Section 5(a)(iii) or Section 5(b)(iii), as the case may be, and (iii) the net consideration, if any, received by Grantee from, the transfer of the Option (or any portion thereof) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below).

          (d) As used herein, the term "Notional Total Option Profit" with
                                        ----------------------------
respect to any number of shares of Issuer Common Stock as to which Grantee has delivered an Exercise Notice shall be the Total Option Profit determined as of the date of such proposal assuming that the Option were exercised on such date for such number of shares of Issuer Common Stock and assuming that such shares, together with all other Option Shares held by Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

          (e) As used herein the "fair market value" of any non-cash
                                  -----------------
consideration consisting of:

          (i) securities listed on a national securities exchange or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the five trading days after the date of determination; and

          (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree
                   --------  -------
     within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.
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                                                                               7

          SECTION 6.  Representations and Warranties of Issuer.  Issuer hereby
                      -----------------------------------------
represents and warrants to Grantee as follows:

          (a) Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock sufficient for Grantee to exercise the Option in full, and Issuer shall take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 8 upon exercise of the Option.

          (b) The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 8, upon issuance pursuant hereto, when paid for in accordance herewith, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, including any preemptive rights of any stockholder of Issuer.

          SECTION 7.  Representations and Warranties of Grantee.  Grantee hereby
                      ------------------------------------------
represents and warrants to Issuer that any Option Shares purchased by Grantee will be acquired for investment only and not with a view to public distribution thereof, and Grantee will not offer to sell or otherwise dispose of any Option Shares so acquired by it in violation of the registration requirements of the Securities Act.

          SECTION 8.  Adjustment upon Changes in Capitalization, Etc.  (a)  In
                      -----------------------------------------------
the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date
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                                                                               8

therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 8(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement
(i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of stock or other securities or cash or other property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable, and make any other necessary adjustments.

          SECTION 9.  Registration Rights.  Issuer shall, if requested by
                      --------------------
Grantee at any time and from time to time within one year of the exercise of the Option, as expeditiously as possible prepare and file one, and only one, registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use reasonable best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use reasonable best efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective (which period shall be extended for any period during which use of such registration statement is suspended after it becomes effective pursuant to the next sentence) as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file such registration statement and to maintain its effectiveness may be suspended for up to 45 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information. Such registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in such registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 9, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect the demand registration statement for Grantee under this
Section 9; provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with such registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          SECTION 10.  Listing.  If Issuer Common Stock or any other securities
                       --------
to be acquired upon exercise of the Option are then traded on the NASDAQ (or any national securities exchange or other national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ (and any such national securities exchange or other national securities quotation system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

          SECTION 11.  Loss or Mutilation.  Upon receipt by Issuer of evidence
                       -------------------
reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          SECTION 12.  Miscellaneous.  (a)  Expenses. Except as otherwise
                       --------------       ---------
provided in this Agreement or the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

          (b)  Amendment.  This Agreement may not be amended, except by an
               ----------
instrument in writing signed on behalf of each of the parties.

          (c)  Extension; Waiver.  Any agreement on the part of a party to waive
               ------------------
any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          (d)  Entire Agreement; No Third-Party Beneficiaries.  This Agreement
               -----------------------------------------------
and the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 10.7 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

          (e)  GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED
               --------------
IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

          (f)  Notices.  All notices, requests, claims, demands, and other
               --------
communications under this Agreement shall be given in accordance with Section
10.2 of the Merger Agreement.

          (g)  Assignment.  Neither this Agreement, the Option nor any of the
               -----------
rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that Grantee may assign all its rights under Section 9 to any person who acquires from Grantee any Option Shares; provided, however, that Grantee may assign any of its rights, interests
        --------  -------
or obligations under this Agreement to Parent or any Affiliate of Parent without the consent of the Issuer, but no such assignment shall relieve Grantee of its obligations hereunder. Any purported assignment in violation of the preceding sentence will be void. Subject to the first and second sentences of this
Section 12(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

          (h)  Further Assurances.  In the event of any exercise of the Option
               -------------------
by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (i)  Enforcement.  The parties agree that irreparable damage would
               ------------
occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.


          IN WITNESS WHEREOF, Issuer and Grantee have duly executed this Agreement, all as of the day and year first written above.

                                        FORE SYSTEMS, INC.,

                                          by
                                            -----------------------------
                                            Name:
                                            Title:


                                        GEC ACQUISITION CORP.,

                                          by
                                            -----------------------------
                                            Name:
                                            Title: